BlackRock Large Cap Series Funds, Inc.

File No. 811-9637

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending October 31, 2007, BlackRock Large Cap Core Fund (the “Core Fund”), a series of BlackRock Large Cap Series Funds, Inc. (the “Registrant”), File No. 811-09637, acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Investment Trust of BlackRock Funds SM (“Investment Trust”). Core Fund is organized as a “feeder” fund that invests all of its assets in Master Large Cap Core Portfolio, a series of Master Large Cap Series Trust LLC (“Large Cap Trust”), File No. 811-9739.

On May 22, 2007, at meetings of the Boards of Directors of the Registrant, the Directors approved an Agreement and Plan of Reorganization (the “Reorganization”).

On June 6, 2007, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-143532 and 811-09637) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Strategy SeriesInvestment Trust. Pre-Effective Amendment No. 1 to the Registration Statement was filed on July 19, 2007 and declared effective by the Commission on July 20, 2007. On September 7, 2007, the shareholders of Investment Trust approved the Reorganization at a special meeting of shareholders held for that purpose.

On September 2124, 2007 (the “Reorganization Date”), pursuant to the Agreement, Investment Trust transferred assets valued at $1,133,643,992.87 to Core Fund and received in exchange newly-issued Class Investor A, Class Investor B, Class Investor C, Institutional and Class IService shares of the Registrant comprised of 35,734,228.092 Class Investor A shares, 11,051,520.315 Class Investor B shares, 1,351,066.869 Class Investor C shares, 32,717,867.264 Class IInstitutional shares and 45,010.024 service Service shares. Such shares were then distributed to the shareholders of Investment Trust on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

Applications for Deregistration on Form N-8F will be filed by Investment Trust with the Securities and Exchange Commission.